Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of electroCore, Inc. on Forms S-3 (No. 333-232655, 333-238721 and 333-262223) and Forms S-8 (No. 333-225864, 333-237498 and 333-254171) of our report dated March 10, 2022, with respect to our audits of the consolidated financial statements of electroCore, Inc. and Subsidiaries as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of electroCore, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

March 10, 2022